AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 1999

                                                  REGISTRATION NO. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            NEW FRONTIER MEDIA, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          COLORADO                                                      84-1084061
-----------------------------------------------------           -----------------------------------------------------
          (STATE OR JURISDICTION OF INCORPORATION OR                         (IRS EMPLOYER IDENTIFICATION NO.)
                        ORGANIZATION)

                 5435 Airport Road, Suite 100                                         Michael Weiner
                      Boulder, CO 80301                                        5435 Airport Road, Suite 100
                        (303) 444-0900                                              Boulder, CO 80301
                Facsimile No.: (303) 444-0734                                         (303) 444-0900

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL                  NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
EXECUTIVE OFFICES)

                  ---------------------------------------------

                                    Copy to:

                                HANK GRACIN, ESQ.
                                 LEHMAN & EILEN
                                    SUITE 505
                         50 CHARLES LINDBERGH BOULEVARD
                            UNIONDALE, NEW YORK 11553
                                 (516) 222-0888
                            FACSIMILE (516) 222-0948

                 ----------------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plan, please check the following box: /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box:     / /

                  ---------------------------------------------

                                          CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED          PROPOSED
                                                                    MAXIMUM           MAXIMUM
       TITLE OF EACH CLASS OF                                       OFFERING         AGGREGATE           AMOUNT OF
          SECURITIES TO BE                   AMOUNT TO             PRICE PER          OFFERING         REGISTRATION
             REGISTERED                     BE REGISTERED          SHARE (1)         PRICE (1)              FEE
      -----------------------               -------------          ----------        ----------        -------------

Common Stock, par value $.0001 per share.... 2,610,000                $3.969         $10,359,090          $3,055.93 (2)

----------------------------
(1) Estimated solely for purposes of calculating the registration fee. The Proposed Maximum Aggregate Offering Price was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the closing price reported in the NASDAQ SmallCap Market system on April 5, 1999.

(2) Enclosed herewith.

                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

PROSPECTUS

                            NEW FRONTIER MEDIA, INC.

                        2,610,000 SHARES OF COMMON STOCK

         The 2,610,000 shares of Common Stock of New Frontier Media, Inc. are being offered by the holders of such shares. The Common Stock currently trades on the NASDAQ SmallCap Market under the symbol "NOOF". On April 5, 1999, the last sale price of the Common Stock as reported on NASDAQ was $3.969 per share.

         All the Common Stock offered by this Prospectus is being sold by the Selling Stockholders. The Company will not receive any of the proceeds received by the Selling Stockholders from the Common Stock sold.

         The Company will pay all reasonable expenses of this offering estimated at $35,000. The Selling Stockholders, however, will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of their Common Stock. The Common Stock may be sold by the Selling Stockholders directly or through underwriters, dealers or agents in market transactions or privately negotiated transactions.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         This investment involves a high degree of risk. Consider carefully the risk factors beginning on page 5 in this Prospectus.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  THE DATE OF THIS PROSPECTUS IS APRIL __, 1999

         No person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                       WHERE YOU CAN GET MORE INFORMATION

         At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                            New Frontier Media, Inc.
                          5435 Airport Road, Suite 100
                             Boulder, Colorado 80301
                        Telephone number: (303) 444-0900
                        Toll Free number: 1-888-875-0632
                        Facsimile number: (303) 444-0734

         Our fiscal year ends on March 31. We furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

         This Prospectus incorporates by reference the Company's Annual Report on Form 10-KSB for the year ended March 31, 1998, as amended by the Company's Annual Report on Form 10- KSB/A ("Annual Report"), its Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, its Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, its Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998, its Current Reports on Form 8-K dated February 16, 1999 and March 8, 1999, the Company's Proxy Statement for its Annual Meeting of Stockholders held September 11, 1998, filed on August 7, 1998, the description of securities included in the Company's Registration Statement on Form 8-A, File No. 000-23697, and all other documents subsequently filed by the Company pursuant to Section 13(a), 13(c) or 14 of the Exchange Act prior to the termination of the offering made hereby. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

                                 INDEMNIFICATION

         The Company's Bylaws require the Company, to the fullest extent permitted or required by Colorado law, to (i) indemnify its directors against any and all liabilities and (ii) advance any and all reasonable expenses incurred in any proceeding to which any such director is a party or in which such director is deposed or called to testify as a witness because he or she is or was a director of the Company. Generally, Colorado statutory law permits indemnification of a director upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The right to indemnification granted in the Company's Bylaws is not exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a director may be entitled to under any written agreement, Board resolution, vote of stockholders, Colorado law or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this Prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors and financial statements.

         This Prospectus and the documents incorporated herein by reference contain forward-looking statements that are based on current expectations, estimates and projections about the Company's industry, management's beliefs and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

         Accordingly, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those risk factors and such other uncertainties noted herein and in the documents incorporated herein by reference. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                            NEW FRONTIER MEDIA, INC.
                     Offices: 5435 Airport Road, Suite 100,
                             Boulder, Colorado 80301
                         Telephone number (303) 444-0900
                         Facsimile number (303) 444-0734

                                  THE OFFERING

Common Stock Offered by Selling
Stockholders..............................................   2,610,000 shares.

Common Stock to be offered by the
Company...................................................   0 shares

Common Stock Outstanding Before
Offering (1)..............................................   12,368,726 shares

Common Stock Outstanding After Offering...................   12,368,726 shares

Use of Proceeds...........................................   All of the Shares offered hereby from time to time are being offered by the Selling Stockholders. The Company shall not receive any proceeds therefrom.

Risk Factors..............................................   The Securities offered hereby involve a high degree of risk.
                                                             Investors should purchase the securities offered hereby only if they can afford the loss of their entire investment.

NASDAQ symbol.............................................   NOOF

---------------
(1)  Based on shares outstanding as of April 5, 1999.

                                  RISK FACTORS

         Investing in the Company's shares in very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

         The Company has incurred losses from inception and has a substantial accumulated earnings deficit.

         The Company was organized in July, 1995 and has incurred losses from inception. The Company incurred a net loss of $3,258,343, or $.73 per share, on revenues of $1,645,192 for the fiscal year ended March 31, 1998 and a net loss of $386,030, or $.09 per share, on revenues of $2,515,802 for the fiscal year ended March 31, 1997. As of December 31, 1998 the Company had an accumulated deficit of $6,911,832. The ability of the Company to operate profitably is dependent upon successful execution of the business plans of each of its subsidiaries. The Company may never generate substantial revenues.

         The Company provides adult programming.

         The Company, through its subsidiary Colorado Satellite Broadcasting, Inc., is engaged in the business of providing partially edited and unedited adult programming. Certain investors, investment banking entities, market makers, lenders and others in the investment community may decline to provide financing to the Company, or to participate in the Company's public market or other activities due to the nature of the Company's business, which, in turn, may hurt the value of the Company's stock, and its opportunities to attract market support.

         The Company relies on its satellite uplink provider.

         The Company and Fifth Dimension Communications (Barbados), Inc. have entered into an Uplink Management Services Agreement. Under the Agreement, Fifth Dimension operates, maintains and manages the Company's uplink and playback facility which is capable of providing continual uninterrupted services for the Company's network. Should Fifth Dimension fail to provide the services contracted for under the Agreement, or otherwise improperly manage the Uplink Facility, such actions could result in a loss of customers, signal disruptions, and quality problems that, if not immediately addressed, could hurt the Company's subscriber base and revenues. In the event that Fifth Dimension fails to perform as required under the Agreement, the Company's operations would in all likelihood be suspended, resulting in a loss of substantial revenues to the Company.

         The Company relies on its satellite transponder provider.

         The Company currently provides its satellite programming to subscribers via a sublease with Fifth Dimension under its satellite transponder agreements with Loral SpaceCom Corporation d/b/a

Loral Skynet. The transponder agreement runs for a period of five years from the date the Telstar 5 satellite was placed in service (approximately June, 1997). The transponder agreement provides for a subsequent five-year extension.

         The transponder agreement allows Loral Skynet to refuse to provide its transponder service on Telstar 5 if the material being transmitted is deemed harmful to the service provider's name or business, or if the Company is indicted or is otherwise charged as a defendant in a criminal proceeding, or is convicted under any obscenity law, or has been found by any governmental authority to have violated such law. Fifth Dimension has operated its unedited adult satellite programming under these terms for several years without disruption or refusal of service. The Company however, as sublessee under the transponder agreement, is subject to the arbitrary refusal of service by Loral Skynet if it determines that the content being transmitted by the Company is harmful to Loral Skynet's name or business. Any such service disruption would substantially hurt the financial condition of the Company.

         Some cable systems are reluctant to carry unedited or partially edited adult programming.

         Some cable system operators have been reluctant to carry unedited or partially edited adult programming on their systems. Most major cable and small-dish systems carry fully edited adult programming, such as the Playboy Channel. The Company cannot assure that it will be able to expand its current programming base by convincing cable and small-dish operators to carry one or more unedited explicit networks or by establishing its programming as a viable alternative to the Playboy Channel.

         The Company's business is regulated by the government.

         The Company is a leading provider of unedited and partially edited adult programming via direct-to-home C-band satellites. Federal and state governments, at the urging of various religious and children's advocacy groups, have passed legislation aimed at restricting access to and the content of "adult entertainment." These advocacy groups also have filed lawsuits against providers of adult entertainment, encouraged boycotts against such providers and mounted negative publicity campaigns against companies whose businesses involve adult entertainment. The Company cannot assure that it will not be the target of such adverse publicity, litigation and legislation. The Company may incur substantial costs defending itself against such actions, which may hurt the Company's finances. Negative publicity, boycotts and litigation could also discourage institutional and other investors from investing in the Company, to the detriment of the Company's shareholders. Recently, federal and state government officials have targeted "sin industries," such as tobacco, alcohol, and adult entertainment for special tax treatment and legislation. In 1996, Congress passed the Communications Decency Act of 1996 (the "CDA"). Section 505 of the CDA required full audio and video scrambling. If the multi-channel video program distributor (including cable system operators) is not able to comply with the full scrambling requirement, it is prohibited from carrying sexually explicit programming between the hours of 6:00 a.m. and 10:00 p.m. The U.S. Supreme Court, in ACLU v. Reno, has held certain substantive provisions of the CDA unconstitutional. Businesses in the adult entertainment and programming spent millions of dollars in legal and other fees in an attempt to overturn the CDA. The adult entertainment industry may continue to be a target for legislation. In the event the Company must defend itself and/or join with other companies in the adult programming business to protect its rights, the Company may incur significant expenses that could have a significant adverse effect on the Company's business and operating results.

         In 1996, the United States Congress passed the Telecommunications Act of 1996 (for this paragraph only, the "Act"), a comprehensive overhaul of the Federal Communications Act of 1934. Section 641 of the Act requires full audio and video scrambling of channels which are primarily dedicated to "sexually explicit" programming. Both fully edited programming providers (such as Playboy) and partially edited or unedited programming providers (such as Spice and the Company's Extasy Networks) feature "sexually explicit" programming within the contemplation of Section 641 of the Act. If a multi-channel video programming distributor, including a cable television operator, cannot comply with the full scrambling requirement, then the channel must be blocked during the hours when children are likely to be watching television, i.e., from 6:00 a.m. to 10:00 p.m. Although all adult programming companies fully scramble their signals for security purposes, several cable television multiple-system operators lack the technical capability to fully scramble the audio portion of the signal. These cable systems are required to block adult broadcasts between 6:00 a.m. and 10:00 p.m. Until new equipment can be installed, compliance with the Act could have a significant adverse effect on the Company's business and operating results.

         The Company may need additional financing.

         The Company anticipates that its capital resources will be sufficient to satisfy its capital requirements for at least the next twelve (12) months. The Company cannot assure that its cash requirements during this period will be less than its available resources. In the event that the Company's capital resources and cash generated from operations are insufficient to fund the Company's activities, the Company will be required to raise additional funds. The Company cannot assure that additional financing, if required, will be available at all or in amounts or on terms acceptable to the Company. Failure to obtain additional working capital in a timely manner or on acceptable terms could have a significant adverse effect on the Company, its operations, financial results and prospects.

         Many other businesses compete with the Company.

         Many other companies compete with the Company. Many of the Company's competitors have longer operating histories, greater name recognition, greater market acceptance of their products, and significantly greater financial, technical, sales, marketing and other resources to devote to the development, promotion, and sale of their products. Many large companies with sophisticated product marketing and technical abilities and financial resources that do not currently compete with the Company may enter the market and quickly become significant competitors. To the extent such competitors establish a performance, price or distribution advantage, the Company could be adversely affected. The Company also faces general competition from other forms of non-adult entertainment, including sporting and cultural events, television, feature films, and other programming. In addition, the Company faces competition in the adult entertainment industry from other providers of adult programming, adult video rentals and sales, adult film theaters, newspapers and magazines aimed at adult consumers, adult oriented telephone talk lines, and adult oriented Internet services.

         The Company may not be able to retain its key executives.

         As a small company with approximately 30 employees, the Company's success depends upon the contributions of its executive officers and its other key technical personnel. The Company currently has no employment agreements in effect. The loss of the services of any of its executive officers or other key personnel could have a significant adverse effect on the Company's business and operating results. The Company cannot assure that it will be successful in attracting and retaining such personnel.

         Future sales of the Common Stock sold by the Selling Stockholders may cause the market price of the Common Stock to drop.

         The Company sold an aggregate of 2,610,000 shares of Common Stock to the Selling Stockholders named in this Prospectus. Such shares may be sold without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), as long as the Prospectus covering such sales remains current and effective. Sales of substantial amounts of Common Stock, or the perception that these sales could occur, could result in lower market prices for the Common Stock and could impair the ability of the Company to raise additional capital through the sale of its equity securities or through debt financing.

         The Company has sued a former financial advisor.

         On October 3, 1997, the Company filed a Complaint in District Court in Boulder, Colorado (Case No. 97 CV 1428) against Sands Brothers & Co. Ltd. alleging breach by Sands Brothers of the terms of a financial consulting agreement with the Company. The Company also alleged fraud in the inducement, and is seeking return of its initial payment of $25,000 to Sands Brothers and rescission of the agreement. Sands Brothers has filed an answer and counter-claim to the Company's complaint, and the Company has filed an answer to Sands Brothers counter-claim. The Company intends to vigorously pursue its claim against Sands Brothers and believes that Sands Brothers' counter-claim against the Company is wholly without merit.

         The Company has been sued by a prospective investor.

         On January 7, 1999, Mr. J.P. Lipson filed a Complaint in District Court in Boulder, Colorado (Case No. 99 CV 30) against the Company, Mark Kreloff and Michael Weiner, seeking unspecified damages, alleging among other things, fraud and breach of contract, in connection with a letter of intent dated October 5, 1998, relating to a proposed $10 million convertible debenture financing with the Company. In October 1998, Mr. Lipson advanced $675,000 to the Company under a secured note, which amount has since been repaid. Mr. Lipson also paid $481,000 to a vendor at neither the request or direction of the Company which $481,000 has been recorded as a contingent liability in the Company's financial statements. The Company believes that Mr. Lipson's suit is entirely without merit and is vigorously defending itself against same.

In this regard, on February 5, 1999 the Company filed its answer to Mr.
Lipson's suit, together with various counterclaims against Mr. Lipson, including fraud in the inducement, fraudulent concealment, conspiracy and two counts of tortious interference.

         The Company's executive officers and directors own a significant portion of the Common Stock.

         The Company's executive officers, directors, and their affiliates beneficially own 2,331,400 restricted shares of the Common Stock of the Company. This represents approximately 18.8% of the 12,368,726 shares of the Common Stock issued and outstanding. As a result, the executive officers and directors will continue to have significant influence over the affairs of the Company. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

         In addition, the Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further shareholder approval. The rights of the holders of Common Stock will be subjected to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company.

         The Company has received a notice from Nasdaq stating that the Company may be delisted.

         The Company has received a notice from The Nasdaq Stock Market that it fails to meet Nasdaq's $2 million in net tangible assets standard for continued listing on the Nasdaq Small Cap Market. The Company has requested a hearing to review that determination. The hearing has been scheduled for Friday, April 9, 1999. In the event the Company's securities are delisted from Nasdaq, such delisting is likely to have an adverse effect on the Company's ability to raise additional financing. Delisting of the Common Stock would cause the price of the Common Stock to drop and impair the ability of holders to sell their shares. In addition, in order to be relisted on Nasdaq, the Company would be required to comply with the initial listing requirements, which are substantially more onerous than the maintenance standards.

         If the Company were unable to satisfy the maintenance requirements for continued listing on the Nasdaq Smallcap Market and the share price for the Common Stock were to remain below $5.00 per share, unless the Company satisfies certain asset or revenue tests (at least $5,000,000 in net tangible assets if in business less than three years, at least $2,000,000 in net tangible assets if in business at least three years, or average revenues of at least $6,000,000 for the last three years), the Common Stock would become subject to the so-called "penny stock" rules promulgated by the Securities and Exchange Commission (the "Commission"). Under the penny stock rules, a broker or dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker or dealer or the transaction otherwise is exempt. In addition, the penny stock rules require the broker or dealer to deliver, prior to any transaction, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker or dealer or the transaction otherwise is exempt. A broker or dealer also is required to disclose commissions payable thereto and to the registered representative and current quotations for the securities. In addition, a broker or dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks. These additional sales practice and disclosure requirements could adversely affect the level of trading activity in the secondary market and could impede the sale of the Company's Common Stock in that market, with a concomitant adverse affect on the price of the Common Stock in the secondary market.

         Future sales of Common Stock may cause the market price of the Common Stock to drop.

         Future sales of shares of Common Stock by the Company and its stockholders could cause the market price of the Common Stock to drop. There are currently 6,481,400 restricted shares and 5,887,326 shares of Common Stock which are freely tradeable or eligible to have the restrictive legend removed pursuant to Rule 144(k) promulgated under the Securities Act. Of the 6,481,400 restricted shares, 840,000 of such shares are currently eligible for resale under Rule 144. Of the restricted and Rule 144(k) shares, 2,331,400 shares held by certain of the Company's officers and directors were formerly subject to certain lock-up agreements which expired on February 18, 1999. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a significant adverse effect on the market price of the Common Stock.

         Rapid technological change will continue to occur in the Company's industry.

         The Company is engaged in a business (satellite programming) that has experienced tremendous technological change over the past two years. The Company and its investors face all the risks inherent in businesses that are subject to rapid technological advancement, such as the possibility that a technology that the Company has invested in may become obsolete. In that event, the Company may be required to invest in new technology. The inability of the Company to identify, fund the investment in, and commercially exploit such new technology could have an adverse impact on the financial condition of the Company. The Company's ability to implement its business plan and to achieve the results projected by management will be dependent upon management's ability to predict technological advances and implement strategies to take advantage of such changes.

         The Company does not intend to pay dividends.

         The Company has not paid any dividends on its Common Stock and does not intend to pay dividends in the foreseeable future.

         The liability of the Company's directors is limited.

         The Company's Bylaws substantially limit the liability of the Company's directors to the Company and its shareholders for breach of fiduciary or other duties.

         The price of the Common Stock may continue to be highly volatile.

         The trading price for the Common Stock has been highly volatile and could continue to be subject to significant fluctuations in response to variations in the Company's quarterly operating results, general conditions in the adult entertainment industry or the general economy, and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for public companies generally, or within broad industry groups, which fluctuations may be unrelated to the operating results or other circumstances of a particular company. Such fluctuations may adversely affect the liquidity of the Common Stock, as well as the price that holders may achieve for their shares upon any future sale.

                      SELECTED FINANCIAL AND OPERATING DATA

         The following selected financial and operating data should be read in conjunction with the Company's consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-KSB for the Twelve Months Ended March 31, 1998 (the "Annual Report") and its Quarterly Reports on Form 10-QSB for the Three Months Ended June 30, 1998, for the Six Months ended September 30, 1998 and for the Nine Months Ended December 31, 1998 incorporated by reference herein. The balance sheet data and statement of operations data as of and for the years ended March 31, 1998 and 1997 are derived from the consolidated financial statements of the Company, incorporated by reference herein, that have been audited by Spicer, Jeffries & Co., independent accountants. The balance sheet data as of December 31, 1998 and the statement of operations data for the nine months ended December 31, 1998 and 1997 are derived from unaudited consolidated financial statements included in the Company's December 31, 1998 10-QSB. The unaudited consolidated financial statements, in the opinion of management, include all adjustments, which consist of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited interim periods.


                                                               NINE MONTHS ENDED
                                                                  DECEMBER 31,                    YEAR ENDED MARCH 31,
                                                          ----------------------------    ---------------------------------
                                                             1998              1997           1998                 1997
                                                          -----------      -----------    -----------           -----------
                                                          (unaudited)      (unaudited)

STATEMENT OF OPERATIONS DATA:
Revenues, net......................................       $ 7,755,185      $ 1,163,492    $ 1,645,192           $ 2,515,802
Cost of Sales......................................         8,110,447          700,004      2,021,404             2,217,812
                                                          -----------      -----------    -----------           -----------

Gross profit (loss)................................          (355,262)         463,488       (376,212)              297,990
       Total operating expenses....................         3,739,096        1,184,268      1,415,002               931,342
                                                          -----------      -----------    -----------           -----------

Loss from operations...............................        (4,094,358)        (720,780)    (1,791,214)             (633,352)
      Total other income (expenses)................          (170,254)          77,174       (159,454)              182,516
                                                          -----------      -----------    -----------           -----------

Discontinued operations............................                 -                -     (1,595,548)                    -
Loss before minority interest......................        (4,264,612)        (643,606)    (3,546,216)             (450,836)
Minority interest in loss of subsidiary............                 -           71,764        287,873                64,806
                                                          -----------      -----------    -----------           -----------

Net loss...........................................       $(4,264,612)     $  (571,842)   $(3,258,343)          $  (386,030)
                                                          -----------      -----------    -----------           -----------
                                                          -----------      -----------    -----------           -----------

Basic loss per share...............................       $     (0.65)     $     (0.14)   $     (0.73)          $     (0.09)
                                                          -----------      -----------    -----------           -----------
                                                          -----------      -----------    -----------           -----------

Diluted loss per share.............................       $     (0.65)     $     (0.14)   $     (0.73)          $     (0.09)
                                                          -----------      -----------    -----------           -----------
                                                          -----------      -----------    -----------           -----------

Weighted-average shares outstanding                         6,553,347        4,195,025      4,460,744             4,188,459
                                                          -----------      -----------    -----------           -----------
                                                          -----------      -----------    -----------           -----------

BALANCE SHEET DATA:
Working Capital (Deficit)..........................       $(1,388,402)     $  (137,789)   $ 1,013,736           $ 1,224,405
Total assets.......................................        11,269,270        2,512,833     10,747,949             2,186,471
Long-term debt, net of current portion.............         1,650,000            8,316          6,716                12,926
Stockholders' equity...............................         4,332,993          604,815      8,447,752             1,210,772

                          MARKET PRICE OF COMMON STOCK

         Prior to February 11, 1998, a limited public market for the Company's Common Stock existed on the NASDAQ Bulletin Board under the symbol NOOF. Commencing on February 11, 1998, the Company's Common Stock and Units (each consisting of one share of Common Stock and one redeemable common stock purchase warrant) were quoted on the Nasdaq SmallCap Market under the symbols NOOF and NOOFU, respectively. As of the close of business on May 18, 1998, the Company split the Units into their component parts. Commencing on May 19, 1998, the Company's warrants were quoted on the Nasdaq SmallCap Market under the symbol NOOFW. As of April 5, 1999, the last sale price for the Company's Common Stock as reported on NASDAQ was $3.969 per share.

         The following table sets forth the high and low bid prices for the Common Stock as reported on NASDAQ for each quarter since September 30, 1997 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

                                QUARTER ENDED                                        HIGH               LOW
----------------------------------------------------------------------------      ---------         -----------

September 30, 1997..........................................................       5-1/2               5
December 31, 1997...........................................................       5-3/4               4-3/4
March 31, 1998..............................................................       5-1/4               2-7/8
June 30, 1998...............................................................       4-1/4               2-7/8
September 30, 1998..........................................................       3-11/16             1-9/32
December 31, 1998...........................................................       1-5/8               1-3/16


         The Company has not paid any dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

         As of December 31, 1998, there were approximately 200 record holders of the Company's Common Stock.

                               REGISTRATION RIGHTS

         In connection with the Company's private placement of 2,610,000 shares of its Common Stock on March 5, 1999 and pursuant to the terms of those sixteen
(16) certain subscription agreements dated as of March 5, 1999 (the "Subscription Agreements"), by and between the Company and each of the selling stockholders named herein (the "Selling Stockholders"), the Company is obligated to use its best efforts to cause this registration statement to become effective by August 5, 1999. The Company is further obligated to register and qualify the registerable shares under such state securities laws as the Selling Stockholders may reasonably request. The Company will bear the reasonable expenses of the registration and qualification of the shares under the Securities Act and state securities laws other than any underwriting discounts and commissions and the expenses of counsel for the Selling Stockholders.

         If the Registration Statement is not effective by August 5, 1999, then the Company must make payments to the Selling Stockholders in such amounts and at such times as are determined pursuant to Section 5(b)(iii) of the Subscription Agreements, which states that the amount to be paid by the Company to the Selling Stockholders shall be equal to five (5%) percent per month of the purchase price paid by the Selling Stockholders for the Common Stock. Thus, if the registration statement is not effective by August 5, 1999, then for the period from August 5, 1999 to September 5, 1999, the Company must pay to the Selling Stockholders a penalty of $261,000. If the registration statement still is not effective on September 5, 1999, then for the period from September 5, 1999 to October 5, 1999, the Company must pay to the Selling Stockholders an additional penalty of $261,000, and so on.

                    USE OF PROCEEDS FROM SALE OF COMMON STOCK

         None of the proceeds from the sale of the Common Stock registered hereunder will accrue to the Company.

         Through private placement, the Company has obtained $5,220,000 of financing (before the payment of fees and other expenses of such private placement) from the sale of 2,610,000 shares of Common Stock at a price of $2.00 per share.

         The Company intends to apply the net proceeds of the sale of the Common Stock for working capital purposes.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         The Selling Stockholders whose shares of Common Stock are being registered hereunder are Robertson Stephens Diversified Cash Fund ("Robertson Stephens"), Anglo Irish Bank Corp. plc ("Anglo Irish"), Alderwood Securities Limited ("Alderwood"), Cheltenham Securities Ltd. ("Cheltenham"), Boston Securities Australia Limited ("Boston"), Hathaway Partners Investment L.P. ("Hathaway"), Special Situations Private Equity Fund L.P. ("Special Situations"), Talisman Capital Opportunity Fund Ltd. ("Talisman"), Talisman Capital Inc. ("TCI"), Zeke, L.P. ("Zeke"), August C. Schultes and Mark S. Alsentzer, as tenants in common ("Schultes and Alsentzer"), Ben Hasten ("Hasten"), Mark Hess ("Hess"), and Raymond Martine ("Martine") (collectively, the "Selling Stockholders"). Robertson Stephens is a Massachusetts corporation with a principal place of business at 555 California Street, Suite 2600, San Francisco, California 94104. Anglo Irish is an Irish corporation with a principal place of business at 18/21 St. Stephens Grove, Dublin 2, Ireland. Alderwood is a British Virgin Islands corporation with a principal place of business at c/24 Bd. Princess Charlotte, Monaco. Cheltenham is an English corporation with a principal place of business at Westhead House, Wigan Road Lathom, Ormskire Lancashire L406JN England. Boston is an Australian corporation with a principal place of business at 400 Upper Toyan Drive, Kentfield, Australia 94924. Hathaway is a Connecticut corporation with a principal place of business at 119 Rowayton Avenue, Rowayton, Connecticut 06853. Special Situations is a New York limited partnership with a principal place of business at 153 East 53rd Street, New York, New York 10022. Talisman is a British Virgin Islands corporation with a principal place of business at 16101 La Grande Drive, Suite 100, Little Rock, Arkansas 72223. TCI is a British Virgin Islands corporation with a principal place of business at 16101 La Grande Drive, Suite 100, Little Rock, Arkansas 72223. Zeke is a Delaware corporation with a principal place of business at 1235 Westgates Drive, Borogn, Pennsylvania 19312. Schultes and Alsentzer are individuals with an address at 101 Jessup Road, Thorofare, New Jersey 08086. Hasten is an individual with an address at 366 Elm Street, Denver, Colorado 80220. Hess is an individual with an address at 4311 Down Point Lane, Windermere, Florida 34786. Martine is an individual with an address at 8 Kensington Court Place, London W85BT England. No Selling Stockholder has any affiliation with the Company or its officers, directors, promoters or principal shareholders.

         Neither Anglo Irish, Alderwood, Cheltenham, Boston nor Martine has a domestic agent for service of process. It may be difficult for United States investors to effect service within the United States upon Martine or Anglo Irish, Alderwood, Cheltenham and/or Boston and their respective officers and directors, or to realize in the United States upon judgments rendered against Martine or Anglo Irish, Alderwood, Cheltenham and/or Boston and their respective officers and directors by courts of the United States predicated upon civil liabilities under the Securities Act of 1933 ("Securities Act") or state securities law.

         The Company has agreed to register the public offering of the Selling Stockholders' shares of Common Stock under the Securities Act and to pay all expenses in connection therewith other than brokerage commissions and discounts in connection with the sale of the Common Stock and the expenses of counsel.

         The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned beneficially by each of the Selling Stockholders as of December 31, 1998, the number of shares which may be offered for resale pursuant to this Prospectus and the number of shares of Common Stock owned beneficially by each of the Selling Stockholders after the offering.

         The information included below is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered under this Prospectus will be sold.

                                                         SHARES OF                                      SHARES OF
                                                        COMMON STOCK              SHARES OF           COMMON STOCK
                                                        BENEFICIALLY               COMMON             BENEFICIALLY
                                                       OWNED PRIOR TO            STOCK BEING           OWNED AFTER
        NAME OF SELLING STOCKHOLDER (1)                 OFFERING (2)               OFFERED             OFFERING(3)       PERCENT (4)
------------------------------------------------      ----------------          -------------         -------------      -----------
Robertson Stephens Diversified Cash Fund........            0                   500,000                    0                    0%
Anglo Irish Bank Corp. plc......................            0                    20,000                    0                    0
Alderwood Securities Limited....................            0                   650,000                    0                    0
Cheltenham Securities Ltd.......................            0                    25,000                    0                    0
Boston Securities Australia Limited.............            0                    25,000                    0                    0
Hathaway Partners Investment L.P................            0                    50,000                    0                    0
Special Situations Private Equity Fund L.P......            0                   300,000                    0                    0
Talisman Capital Opportunity Fund Ltd...........            0                   225,000                    0                    0
Talisman Capital Inc............................            0                    25,000                    0                    0
Zeke, L.P.......................................            0                   200,000                    0                    0
August C.  Schultes and Mark S.  Alsentzer......            0                   500,000                    0                    0
Ben Hasten......................................            0                    25,000                    0                    0
Mark Hess.......................................            0                    25,000                    0                    0
Raymond Martine.................................            0                    40,000                    0                    0
                                                           ---                ---------                   ---                  ---

Total                                                       0                 2,610,000                    0                    0

------------------

(1) Each of the parties listed has sole voting and investment power with respect to all shares of Common Stock indicated.

(2) Beneficial ownership is calculated in accordance with Rule 13d-3(d) under the Exchange Act.

(3) Assumes the sale of all shares offered hereby.

(4) Based upon 12,368,726 shares outstanding.

         The Selling Stockholders' shares of Common Stock may be offered and sold from time to time as market conditions permit, provided that a registration statement covering such shares is effective at the time of such offer and/or sale. Under Section 10(a)(3) of the Securities Act of 1933, as amended, when a prospectus is used more than nine months after the effective date of the registration statement, the information contained therein must be as of a date not more than 16 months prior to such use.

         The Selling Stockholders' shares of Common Stock may be offered and sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in privately negotiated transactions. The Selling Stockholders' shares of Common Stock may be sold by one or more of the following methods, without limitation:
(i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its accounts pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) transactions between sellers and purchasers without a broker or dealer. In effecting sales, brokers or dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

                            DESCRIPTION OF SECURITIES

         As of the date of this Prospectus, there are approximately 200 holders of record of the Company's Common Stock. The Company is currently authorized to issue 50,000,000 shares of its Common Stock, par value $.0001 per share, and 5,000,000 shares of its Preferred Stock, par value $.10 per share. As of the date of this Prospectus, the Company has 12,368,726 shares of its Common Stock, and no shares of its Preferred Stock, issued and outstanding. There are also warrants to purchase an additional 1,796,666 shares of the Company's Common Stock issued and outstanding.

COMMON STOCK

         Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by shareholders. The holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor and, in the event of liquidation, dissolution or winding-up of the Company, to share ratably in all assets available for distribution, subject to the rights of the holders of any Preferred Stock as described below.

         Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share pro rata in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding Preferred Stock. The holders of Common Stock have no preemptive or conversion rights. All shares of Common Stock outstanding as of the date of this Prospectus are fully paid and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

         The Company's Articles of Incorporation, as amended, authorize the issuance of up to 5,000,000 shares of Preferred Stock. The Board of Directors is authorized, without further shareholder action, to issue such shares in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series. If such Preferred Stock is issued, it will rank senior to the Company's Common Stock in respect of rights to receive dividends and to participate in distributions or payments in the event of an liquidation, dissolution or winding up of the Company. The issuance of Preferred Stock may have the effect of delaying, deferring, discouraging or preventing a third party from acquiring a majority of the outstanding voting stock of the Company or other change in control of the Company without further action by the shareholders, and may adversely affect the voting and other rights of the holders of the Common Stock, including the loss of voting control to others. The Board of Directors does not at present intend to seek shareholder approval prior to issuing any such Preferred Stock, unless required to do so by law.

                                 DIVIDEND POLICY

         The Company has not paid any cash or other dividends on its Common Stock since its inception and does not anticipate paying any such dividends in the foreseeable future. The Company intends to retain any earnings for use in the Company's operations and to finance the expansion of its business. See "Risk Factors--No Dividends."

                                  LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by ____________________.

                                     EXPERTS

         The financial statements of the Company as of March 31, 1998 and 1997 and for the years ended March 31, 1998 and 1997, incorporated by reference in this Prospectus from the Annual Report, have been incorporated herein in reliance on the report of Spicer, Jeffries & Co., independent accountants, given on the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------

         NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                      ------------------------------------

                                TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----

Additional Information................................................2
Indemnification.......................................................3
Prospectus Summary....................................................4
The Offering..........................................................4
Risk Factors..........................................................5
Selected Financial and Operating Data................................12
Market Price of Common Stock.........................................13
Registration Rights..................................................14
Use of Proceeds from Sale of Common Stock............................14
Selling Stockholders and Plan of Distribution........................15
Description of Securities............................................18
Common Stock ........................................................18
Preferred Stock......................................................18
Dividend Policy......................................................19
Legal Matters........................................................19
Experts..............................................................19

-------------------------------------------------------------------------------

                            NEW FRONTIER MEDIA, INC.
                                     PART II

ITEM 14.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Filing fee under the Securities Act of 1933...........................$ 3,055.93
Blue Sky qualification fees and expenses (1)..........................  1,000
Printing and engraving (1)............................................  1,000
Legal Fees (1)........................................................ 25,000
Accounting Fees (1)...................................................  3,000
Miscellaneous (1).....................................................  1,944.07
                                                                       --------
         TOTAL........................................................$35,000

-------------------
(1)   Estimates

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              (i) Article 3, Section 3.17 of the Company's First Amended and Restated Bylaws provides as follows:

                                  "SECTION 3.17

                            LIMITATIONS ON LIABILITY

         To the fullest extent permitted by the Colorado Business Corporation Act as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. Notwithstanding the foregoing, a director will have liability for monetary damages for a breach or failure which involves: (i) a violation of criminal law; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) distributions in violation of the Colorado Business Corporation Act or the Articles of the corporation (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the corporation concerning any acts or omissions concerning any proceeding other than in the right of the corporation or a shareholder; or (v) reckless, malicious or wanton acts or omissions concerning any proceeding other than in the right of the corporation or of a shareholder. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment or modification."

              (ii) Article 3, Section 3.18 of the Company's First Amended and Restated Bylaws provides as follows:

                                  "SECTION 3.18

                                 INDEMNIFICATION

         Subject to and in accordance with the Colorado Business Corporation Act, and except as may be expressly limited by the Articles of Incorporation and any amendments thereto, the corporation shall indemnify any person:

                  (i) made a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request, as a director, officer, employee or agent or another corporation, or other enterprise; or

                  (ii) who was or is a party to any proceeding by or in the right of the corporation, to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

         The corporation may maintain indemnification insurance regardless of its power to indemnify under the Colorado Business Corporation Act.

         The corporation may make any other or further indemnification or advancement of expenses of any of the directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and to action in another capacity while holding such office, except an indemnification against material criminal or unlawful misconduct as set forth by statute, or as to any transaction wherein the director derived an improper personal benefit.

         Except to the extent reimbursement shall be mandatory in accordance herewith, the corporation shall have the right to refuse indemnification, in whole or in part, in any instance in which the person to whom indemnification would otherwise have been applicable, if he or she unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action, or unreasonably refused to cooperate in the defense of such action."

ITEM 16. EXHIBITS

The exhibits attached hereto are as follows:

      EXHIBIT
      NUMBER                                                   DESCRIPTION
-----------------    -----------------------------------------------------------------------------------------

      3.01           --   Articles of Incorporation of Company, with Amendment*
      3.02           --   First Amended Bylaws of Company*
      4.01           --   Form of Common Stock Certificate*
      4.02           --   Form of 8% Debenture issued to the Debentureholders.**
      4.03           --   Form of Warrant issued to the Warrantholders.**
      5.01           --   Opinion of _______________, counsel to the Company, concerning the legality of the securities being registered*****
     10.01           --   Asset Purchase Agreement Among the Company, CSB, Fifth Dimension Communications
                          (Barbados) Inc., and Merlin Sierra, Inc.*
     10.02           --   Asset Purchase Agreement Among the Company, CSB, and 1043133 Ontario Inc.*
     10.03           --   Asset Purchase Agreement Among the Company, CSB, and 1248663 Ontario Inc.*
     10.04           --   Revocable Line of Credit Agreement*
     10.05           --   Promissory Note*
     10.06           --   Call Center Interim Service Agreement between the Company and 1248663 Ontario Inc.*
     10.07           --   Settlement and Stock and Warrant Transfer Agreement, dated June 16, 1998, by and among the Company, BIG, Quarto Holdings, Inc., New Frontier Media, Inc., Mark
                          Kreloff, Michael Weiner, Andrew Brandt and Scott Wussow***
     10.08           --   Securities Purchase Agreement, dated June 3, 1998, by and between the Company and
                          The Augustine Fund.**
     10.09           --   Securities Purchase Agreement, dated June 3, 1998, by and between the Company and
                          Pro Futures Special Equities Fund, L.P.**
     10.10           --   Registration Rights Agreement, dated June 3, 1998, by and among the Company, The
                          Augustine Fund and Pro Futures Special Equities Fund, L.P.**
     10.11           --   Amendment, dated August 25, 1998, to Securities Purchase Agreement, dated June 3,
                          1998, by and between the Company and The Augustine Fund.**
     10.12           --   Form of Securities Purchase Agreement, dated March 5, 1999, by and between the Company and each of the Selling Stockholders.****
     10.13           --   Employment Agreement, dated December 22, 1998, by and between the Company and Mark Kreloff.****
     10.14           --   Employment Agreement, dated December 22, 1998, by and between the Company and Michael Weiner.****
     10.15           --   Employment Agreement, dated December 22, 1998, by and between the Company and Thomas Nyiri.****
     21.01           --   Subsidiaries of the Company***
     23.01           --   Consent of Spicer, Jefferies & Co.*****
     23.02           --   Consent of _____________________, counsel to the Company (included in their opinion filed as Exhibit 5.01).*****
     27.01           --   Financial Data Schedule.**

--------------------
* Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-35337)

** Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-59289)

*** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1998.

**** Filed herewith.

***** To be filed by amendment.

ITEM 17.      UNDERTAKINGS.

         The Company hereby undertakes:

         (a) That insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

         (b) That, subject to the terms and conditions of Section 13 (a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

         (c) That any post-effective amendment filed will comply with the applicable form, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

         (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10 (a) (3) of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (e) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                                   SIGNATURES

         Pursuant to the requirements of the 1933 Act, as amended, the Company certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form S-3 and has caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado on April 6, 1999.

                                             NEW FRONTIER MEDIA, INC.

                                             By:  /s/ Mark H.  Kreloff
                                                  -----------------------------
                                                  Mark H.  Kreloff
                                                  President

         Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

                 Signature                                 Title                                 Date
----------------------------------------     ------------------------------------           ---------------

/s/ Mark H. Kreloff                          Chairman, Chief Executive Officer              April 6, 1999
-----------------------------------------    and President
Mark H. Kreloff


/s/ Michael Weiner                           Executive Vice President, Secretary,           April 6, 1999
-----------------------------------------    Treasurer and Director
Michael Weiner


/s/ Karyn Miller                             Chief Financial Officer                        April 6, 1999
-----------------------------------------
Karyn Miller


/s/ Clive Ng                                 Director                                       April 6, 1999
-----------------------------------------
Clive Ng


/s/ Koung Y. Wong                            Director                                       April 6, 1999
-----------------------------------------
Koung Y. Wong

      EXHIBIT
      NUMBER                                                   DESCRIPTION
-----------------    ----------------------------------------------------------------------------------------
      3.01           --   Articles of Incorporation of Company, with Amendment*
      3.02           --   First Amended Bylaws of Company*
      4.01           --   Form of Common Stock Certificate*
      4.02           --   Form of 8% Debenture issued to the Debentureholders.**
      4.03           --   Form of Warrant issued to the Warrantholders.**
      5.01           --   Opinion of _______________, counsel to the Company, concerning the legality of the securities being registered*****
     10.01           --   Asset Purchase Agreement Among the Company, CSB, Fifth Dimension Communications
                          (Barbados) Inc., and Merlin Sierra, Inc.*
     10.02           --   Asset Purchase Agreement Among the Company, CSB, and 1043133 Ontario Inc.*
     10.03           --   Asset Purchase Agreement Among the Company, CSB, and 1248663 Ontario Inc.*
     10.04           --   Revocable Line of Credit Agreement*
     10.05           --   Promissory Note*
     10.06           --   Call Center Interim Service Agreement between the Company and 1248663 Ontario Inc.*
     10.07           --   Settlement and Stock and Warrant Transfer Agreement, dated June 16, 1998, by and among the Company, BIG, Quarto Holdings, Inc., New Frontier Media, Inc., Mark
                          Kreloff, Michael Weiner, Andrew Brandt and Scott Wussow***

     10.08           --   Securities Purchase Agreement, dated June 3, 1998, by and between the Company and
                          The Augustine Fund.**
     10.09           --   Securities Purchase Agreement, dated June 3, 1998, by and between the Company and
                          Pro Futures Special Equities Fund, L.P.**
     10.10           --   Registration Rights Agreement, dated June 3, 1998, by and among the Company, The
                          Augustine Fund and Pro Futures Special Equities Fund, L.P.**
     10.11           --   Amendment, dated August 25, 1998, to Securities Purchase Agreement, dated June 3,
                          1998, by and between the Company and The Augustine Fund.**
     10.12           --   Form of Securities Purchase Agreement, dated March 5, 1999, by and between the Company and each of the Selling Stockholders.****
     10.13           --   Employment Agreement, dated December 22, 1998, by and between the Company and Mark Kreloff.****
     10.14           --   Employment Agreement, dated December 22, 1998, by and between the Company and Michael Weiner.****
     10.15           --   Employment Agreement, dated December 22, 1998, by and between the Company and Thomas Nyiri.****
     21.01           --   Subsidiaries of the Company***
     23.01           --   Consent of Spicer, Jefferies & Co.*****
     23.02           --   Consent of _____________________, counsel to the Company (included in their opinion filed as Exhibit 5.01).*****
     27.01           --   Financial Data Schedule.**

--------------------
* Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-35337)

** Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-59289)

*** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1998.

**** Filed herewith.

***** To be filed by amendment.